                                                                   Exhibit 11.1

                                  RED HAT, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)

                                                                Three Months Ended                      Nine Months Ended
                                                                   November 30,                            November 30,
                                                        ----------------------------------      --------------------------------
                                                              2000               1999                2000                1999
                                                        ----------------------------------      --------------------------------
Weighted average common shares
   outstanding for the period - basis EPS                 160,825,059         139,082,115          157,705,691        85,691,876

Effect of dilutive stock options and warrants (a)                   -                   -                    -                 -

Effect of dilutive preferred stock (b)                              -                   -                    -                 -

Weighted average common shares                          ---------------------------------       --------------------------------
   outstanding for the period - diluted EPS               160,825,059         139,082,115          157,705,691        85,691,876
                                                        ---------------------------------       --------------------------------
Net income (loss)                                         (21,413,389)         (6,298,628)         (51,977,720)      (15,315,360)
                                                        ---------------------------------       --------------------------------
Net income (loss) per share - basic                             (0.13)              (0.05)               (0.33)            (0.18)
                                                        ---------------------------------       --------------------------------
Net income (loss) per share - diluted                           (0.13)              (0.05)               (0.33)            (0.18)
                                                        ---------------------------------       --------------------------------

(a) Options and warrants to purchase 12,100,709 and 14,826,153 shares of common stock were outstanding in the three months ended November 30, 2000 and 1999, respectively, and options and warrants to purchase 12,917,626 and 15,538,502 shares of common stock were outstanding in the nine months ended November 31, 2000 and 1999, respectively, but were not included in the computation of diluted EPS as their effect was antidilutive.

(b) Convertible preferred shares of 41,355,923 were outstanding in the nine months ended November 30, 1999 but were not included in the computation of diluted EPS as their effect was antidilutive.